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                                                                 Exhibit 10.25
                                                                 -------------
February 12, 1998

Leonard S. Schleifer, M.D., Ph.D.
President and Chief Executive Officer,
Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York 10591-6707

Dear Len:

                  As you know, the Board of Directors has had under consideration a new employment agreement with you, to replace and update the agreement dated September 14, 1993 between Regeneron Pharmaceuticals, Inc. ("Regeneron" or the "Company") and you. The compensation obligations of the Company under this agreement (the "Agreement") will be reduced by any amounts actually paid by any affiliate, subsidiary, and related entity controlled by or under common control with the Company ("Related Entity").


         1.       Employment.
                  ----------
                  (a) You will continue to serve, during the Employment Term, as President and Chief Executive Officer of the Company with the customary responsibilities and authority of such positions and in accordance with the Company's By-Laws. You will report directly and only to the Board of Directors. If elected, you will also continue to serve as a Director of the Company. The Company shall during the Employment Term recommend and propose you as a Director of the Company and any Related Entity and, if the current Chairman of the Board of Directors at any time ceases to serve as such, as Chairman of the Board of Directors. To the extent you are not elected Chief Executive Officer of any Related Entity, such Chief Executive Officer shall report to you.

                  (b) During the Employment Term, you shall devote substantially all of your business time and attention to the performance of your duties for the Company and serve the Company diligently and to the best of your ability. You may, however, perform teaching, consulting, patient care, and other activities as you have done from time to time in the past, provided that they do not materially conflict with the performance of your duties to the Company. In addition, you may manage your personal investments and be involved in civic and charitable activities so long as such activities do not materially interfere with your providing services hereunder. During the Employment Term, you shall not serve as a member of a board of directors of any other for-profit corporation (other than a Related Entity) without the prior written consent of the Board of Directors (which consent shall not be unreasonably withheld). In no event will the provisions of this Agreement in any way modify, alter, reduce, or limit the fiduciary obligations you owe to the Company as an officer and Director of the Company.

         2. Term. Except for earlier termination as provided in paragraph 4 hereof, your employment under this Agreement (the "Employment Term") shall be for an initial term commencing on the date hereof and ending on December 31, 2002 (the "Initial Term"). Unless notice is given of an intent not to extend the Initial Term or any extension thereof, by you or by the Company on at least ninety (90) days prior written notice, the Employment Term shall be deemed as of such 90th day to have been extended and continue until the end of the following calendar year unless otherwise terminated as provided in paragraph 4 hereof.

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         3. Compensation/Benefits.
            ---------------------

                  (a) During the Employment Term, you will receive base salary at an annual rate of not less than $410,000, paid currently at periodic intervals in accordance with the Company's payroll practices for salaried employees. Adjustments in your base salary during the term of this Agreement (which shall thereafter be your "Base Salary") may be effected from time to time upon the recommendation of the Compensation Committee and the approval of the Board of Directors based upon an annual review by the Compensation Committee, but your Base Salary, once increased, shall in no event be decreased; provided, however, that in the event there is a general reduction of compensation applicable to senior executives generally, nothing herein shall preclude the Board of Director's ability to reduce your Base Salary consistent with this reduction. You shall also participate in and be the beneficiary of any cash bonus payments, stock option and other equity programs, incentive programs, pension plans, profit sharing plans and other benefit programs and fringe benefit programs implemented by the Company and otherwise available to executive officers, nonindependent directors, and employees of the Company, at a level commensurate with your position, in accordance with the terms and conditions of such programs.

                  (b) You have separately entered into one or more stock purchase agreements and stock option award agreements with the Company. With the sole exception of the provisions herein, regarding acceleration of vesting of such stock options, nothing in this Agreement will effect any term or provision of any stock purchase or stock option award agreement you have entered into or will enter into with the Company under any stock purchase or incentive plan of the Company.

                  (c) The Company will during the Employment Term maintain insurance on your life in the amount of $1,000,000 payable to such beneficiary as you designate. You may change the designated beneficiary of this policy at any time. The Company will not borrow against or otherwise encumber the policy or proceeds thereof. The Company will also during the Employment Term maintain for your benefit a long term disability policy that will pay you at least 65 percent of your Base Salary during such period as you are unable for physical or mental reasons to perform the responsibilities of your current position with such benefits commencing no later than six (6) months after incurrence of the disability.

                  (d) During the Employment Term, the Company will pay for or will reimburse the reasonable costs of your medical malpractice insurance and all customary, ordinary, and necessary business expenses incurred by you in the performance of your duties (including expenses related to your automobile or other equipment you customarily and normally use in connection with the performance of your duties to the Company), provided that you present such vouchers, receipts, or other documentation as are required by the regular procedures of the Company for the reimbursement of such expenses.

                  (e) Upon executing this Agreement, the Company shall pay you an amount in a lump sum equal to the difference between the salary that you have been paid to date at an annual rate of $387,000 and the salary that you would have received to date had your Base Salary been increased to $410,000 effective January 1, 1998.

                  (f) You shall be entitled to at least four (4) weeks of vacation per year, which vacation may be taken at such times as you elect with due regard to the needs of the Company.

                  (g) The Company has, in connection with the Agreement, granted to you a nonqualified stock option to purchase 160,000 common shares at a per share exercise price equal to the fair market value of the shares at the time of grant for a term of ten (10) years and in accordance with the Company's 1990 Long Term Incentive Plan. The grant provides that such option shall become exercisable ratably over a five (5) year period with 20 percent vesting on each of the second through sixth anniversary of the grant date with acceleration as otherwise provided

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herein. During the Employment Term, the Company may, but shall be under no further obligation to, grant you options in addition to the options already granted to you. You acknowledge that you are aware that the current intent of the Compensation Committee is not to grant you any additional stock options in 1998 or 1999. The stock options to purchase common shares previously granted to you shall remain outstanding, and in effect, in accordance with their respective terms.

                  (h) The Company will pay, or will reimburse the reasonable costs of, any legal, accounting or other professional services you incur in connection with your tax preparation and financial planning to a maximum of $10,000 per year, including, without limitation, a tax gross-up reimbursement so long as the total direct reimbursement and tax gross-up reimbursement is no more than $10,000 per year.

         4. Termination. Except as otherwise provided in paragraph 2, the Employment Term shall end upon the earliest of the following to occur:

                  (a)      Your death.

                  (b) Upon a vote of the Board of Directors and notice to you of termination as a result of your Permanent Disability. Permanent Disability means your inability, by reason of any physical or mental impairment, to substantially perform the significant aspects of your regular duties as contemplated by this Agreement and which inability is reasonably contemplated to continue for at least one (1) year from its incurrence and at least ninety
(90) days from the date of such vote. Any question as to the existence, extent, or potentiality of your Permanent Disability shall be determined by a qualified independent physician selected by you (or, if you are unable to make such selection, by an adult member of your immediate family), and reasonably acceptable to the Company. Such physician's written determination of your Permanent Disability shall, upon delivery to the Company, be final and conclusive for purposes of this Agreement; provided, however, that no such determination shall be final and conclusive with respect to any disability coverage under paragraph 3(c).

                  (c) Your Involuntary Termination, as set forth in paragraph
                      6 below.

                  (d) Your Removal for Cause, as set forth in paragraph 7(a)
                      below.

                  (e) Your voluntary termination after June 30, 2001 (other than termination on account of death, Permanent Disability or termination by you for Good Reason) upon ninety (90) days prior written notice; provided, however, that the Company may waive such notice requirement in a written waiver delivered to you.

         5.       Death and Disability.
                  --------------------

                  (a) If the Employment Term terminates by reason of your death or your Permanent Disability as provided in paragraph 4, then, except as provided in this paragraph 5(a), no further compensation will become payable to you under this Agreement, other than any unpaid Base Salary, earned but unpaid bonuses, the pro rata portion of incentive compensation earned for services rendered through the date of your death or Permanent Disability and any deferred compensation (collectively "Entitlements"). Entitlements shall be calculated and paid as set forth in subparagraph (b) below. In addition, should you die or incur a Permanent Disability on or after the expiration of the six (6) month period beginning on the date of any option grant made to you, all such options shall accelerate and become fully vested and immediately exercisable. Except as provided in paragraph 12(c), in the event of your termination on account of your Permanent Disability, the Company shall pay you 100% of your Base Salary reduced by any insurance or other payments made under policies or plans paid for or maintained by the Company and shall continue to provide you and your eligible dependents with the medical and dental care benefit coverage and life insurance at a level of coverage comparable to the coverage in effect for you at the time of your termination on account of Permanent Disability upon the same terms and conditions (except for the requirement of your continued employment) for a period of eighteen (18) months following your date of termination.

                  (b) Earned but unpaid bonus shall mean any declared but unpaid bonus for any prior bonus period and, if the bonus for the current bonus period is other than totally discretionary, a pro rata portion of the calculated bonus for the bonus period based on days in the bonus period prior to termination of your services compared to total days in the bonus period. Any incentive compensation shall be deemed earned and shall be paid based on actual results during the measuring period and a pro rata measurement of the days in the incentive period prior to termination of your services compared to total days in the incentive period. Each Entitlement shall be promptly paid after the amount thereof is determined. Any deferred compensation shall be paid in accordance with the terms of the applicable plan.

         6.       Involuntary Termination.
                  -----------------------

                  (a) Involuntary Termination shall mean either your termination by the Company in accordance with paragraph (b) hereof, or your resignation in accordance with paragraph (c) hereof.

                  (b)      Termination By The Company Without Cause:
                           ----------------------------------------

                  Your termination by the Company shall be considered to be "without cause" if (i) you are terminated or dismissed, for reasons other than your death, Permanent Disability or "Removal for Cause", as President or Chief Executive Officer, unless you have previously consented in writing to such removal or dismissal (which consent may be given or withheld in your sole discretion); provided, however, that your termination or dismissal as President shall not be a Termination by the Company without Cause if the person appointed President reports to you, or (ii) prior to your sixty-fifth
(65th) birthday, the Company gives notice of termination of the Employment Term pursuant to paragraph 2 hereof.

                  (c)      Termination By You For Good Reason:
                           ----------------------------------

                  Your resignation shall be considered to be for Good Reason if you resign as President and Chief Executive Officer (whether or not you resign as a Director and, if Chairman of the Board, as Chairman of the Board) upon ninety (90) days prior written notice within ninety (90) days after the occurrence of one of the following events: (i) your removal, dismissal or failure to be re-elected as President or Chief Executive Officer (other than on account of your termination for some other reason) or a de jure or de facto material reduction in your duties, title, responsibilities, authority, status, or reporting responsibilities (other than in connection with the appointment of a Chief Operating Officer or President who reports to you), unless you have previously consented in writing to such removal, dismissal or reduction (which consent may be given or withheld in your sole discretion); (ii) the failure to elect you, or your removal, dismissal or failure to be re-elected, as Chairman of the Board if the current Chairman of the Board ceases to serve as such;
(iii) the failure of the Company to pay to you any amounts due under this

Agreement within ten (10) days after the later of its due date or your written demand for payment of such amount; (iv) any material breach by the Company of any provision of this Agreement which is not cured within thirty (30)days after your giving of written notice of such breach to the Company; (v) one year after a Change of Control, as defined in Exhibit A hereto, to the extent you are employed hereunder at that time; or (vi) the relocation of the Company's principal executive office more than fifty (50) miles from the current location.

                  (d) Upon an Involuntary Termination, you will become entitled to the benefits specified in paragraph 8 of this Agreement. In addition, you will be entitled to your Entitlements as calculated and paid in accordance with paragraph 5(b) above.

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         7.       Removal For Cause.
                  -----------------

                  (a) Removal for Cause shall mean the termination of your duties as President, Chief Executive Officer and, if you are then serving in such capacity, Chairman of the Board, effected by the Board of Directors of the Company (after a Board of Directors meeting for which you had at least ten
(10) days prior written notice and at which you had the opportunity to have counsel present to represent you in connection with issues concerning your removal for cause) by reason of any one or more of the following which individually or in the aggregate has a material adverse effect on the aggregate business or affairs of the Company and any Related Entity:

                  (i) your gross neglect of your duties, your willful and continuing refusal to perform your duties (other than, in any such case, because of a reasonably documented mental or physical illness), your refusal to obey any lawful order of the Board of Directors, or any material breach by you of any provision of paragraphs 11 or 12 of this Agreement, which, in any of the foregoing events, continues for more than thirty (30) days following your receipt of written notice from the Board of Directors that describes such breach or other event;

                  (ii) your willful misconduct with respect to the business or affairs of the Company or of any Related Entity;

                  (iii) your conviction of, or your plea of nolo contendere to, a misdemeanor involving embezzlement or fraud or other offense involving money or other property of the Company (other than a good faith dispute over expense account items), any criminal violation of the Securities Act of 1933 or the Securities Exchange Act of 1934, or any felony, provided your rights of appeal with respect to such matter have either lapsed or been exercised;

                  (b) Upon your Removal for Cause, the Company will only be required to pay you any unpaid Base Salary earned by you pursuant to paragraph 3 for services rendered through the date of such removal, any bonus which has been declared but is unpaid as of the date of such removal and, in accordance with the terms of any plan, any deferred compensation. In such case, no amounts will be payable to you under paragraph 8 of this Agreement for any reason whatsoever.

                  (c) In the event of your voluntary termination in accordance with paragraph 4(e), you shall receive the same amounts as if you were Removed for Cause.

         8.       Severance Benefits.
                  ------------------

                  (a) Subject to paragraphs 8(c), 8(f) and 12(c), upon an Involuntary Termination, you will become entitled to the following severance benefits:

                  (i)      The Company will continue to pay you your Base Salary

for a period of fifteen (15) months.

                  (ii) Unless you become eligible for comparable coverage under another company's plans or programs, the Company shall continue to provide you and your eligible dependents, upon the same terms and conditions (except for the requirement of your continued employment), with the medical and dental care benefit coverage and life insurance at a level of coverage comparable to the coverage in effect for you at the time of your Involuntary Termination for the eighteen (18) month period following your Involuntary Termination.

                  (b) Subject to paragraph 8(c), the exercisable portion of all stock options granted to you shall increase by the greater of: (i) the percentage that such exercisable portion would have increased had your employment not terminated in the twelve (12) month period

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following your Involuntary Termination, or (ii) 50% of the portion of the option that is unexercisable on the date of your Involuntary Termination.

                  (c) Notwithstanding paragraphs 8(a) and 8(b), upon your Involuntary Termination (other than solely pursuant to paragraph 6(c)(v) above) within three (3) years after a Change of Control, as defined in Exhibit A hereto, or within three (3) months prior thereto in anticipation of a Change of Control, you will become entitled to the following severance benefits, subject to the application of paragraph 9 below, in lieu of the amounts under paragraphs 8(a) and 8(b) above:

                  (i) The Company will make a lump sum payment to you within ten (10) days after such termination of an amount equal to two (2) times your Base Salary in effect (or, if improperly reduced, required to be in effect) at the time of your Involuntary Termination.

                  (ii) Any base salary, bonus, vacation pay or other compensation accrued or earned under law or in accordance with the Company's policies applicable to you but not yet paid and any incurred but unreimbursed business expenses for the period prior to termination shall be payable in accordance with the Company's policies and the terms of the applicable plan.

                  (iii) Until you and your dependents become eligible for comparable coverage under another company's plans or programs, the Company shall continue to provide you and your eligible dependents, upon the same terms and conditions (except for the requirement of your continued employment), with the medical and dental care benefit coverage and life insurance at a level of coverage comparable to the coverage in effect for you at the time of your Involuntary Termination for the twenty-four (24) month period following your Involuntary Termination.

                  (iv) All stock options, whether heretofore or hereafter, granted to you shall become fully vested and immediately exercisable and, if the basis was an action in anticipation of the Change of Control, the option shall remain exercisable (unless the original terms would otherwise end) at least through the Change of Control.

                  (d) Each of your outstanding loans from the Company will become due and payable in accordance with their existing terms and provisions, and none of these loans will be forgiven or otherwise canceled in whole or in part.

                  (e) The Company agrees that if your employment with the Company is terminated during the Employment Term for any reason whatsoever, you are not required to seek other employment or to attempt in any way to reduce any amounts payable to you by the Company pursuant to this Agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by you or benefit provided to you as the result of employment by another employer or otherwise.

                  (f) In the event that you have received or commenced receipt of any payments or other rights under paragraphs 5(a), 8(a) or 8(b) you shall not be entitled to any additional payments or rights under paragraphs 5(a), 8(a), 8(b), or 8(c) with respect to any subsequent occurrence which might otherwise give rise to such payments or rights under such paragraphs, except as specifically provided with regard to paragraph 8(c).

                  (g) Payments under paragraph 8(c)(iii) may, at the discretion of the Company, be made by continuing your participation in the applicable plan, in the case of medical benefits, by paying the applicable COBRA premium for you and your dependents, or by covering you and your dependents under substitute arrangements, provided that, to the extent you incur tax that you would not have incurred as an active employee as a result of the aforementioned coverage or the benefits provided thereunder, you shall receive from the Company an additional payment in the

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amount necessary so that you will have no additional cost for receiving such items or any additional payment.

         9. Excise Tax. Notwithstanding anything else herein, to the extent you would be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), on the amounts and benefits provided hereunder and such other amounts or benefits you received or receive from the Company or are otherwise required to be included in the calculation of parachute payments for purposes of Sections 280G and 4999 of the Code, the amounts and benefits provided under this Agreement will be automatically reduced to an amount that, when combined with such other amounts and benefits required to be so included, equals the product of 2.99 multiplied by your "base amount" (as determined in accordance with Sections 280G and 4999 of the Code by the Company's certified public accountants unless the Company and you mutually agree to the appointment of an independent certified public accounting firm), such that you are not subject to the excise tax under
Section 4999 of the Code. Any cash payments shall first be cutback (with such cutback being made first of the last cash amounts due to you hereunder) prior to any cutback of benefits or acceleration of vesting hereunder.

         10. Proprietary Information and Inventions. You understand and
             --------------------------------------
             acknowledge that:

                  (a) The Company is and will be engaged in a continuous program of research, design, development, production, and marketing with respect to its business.

                  (b) Your employment by the Company creates a relationship of confidence and trust between the Company and you with respect to certain information relating to the business and affairs of the Company or applicable to the business of any client, customer, consultant, partner, external collaborator, or service provider of the Company, which may be made known to you by the Company or by any client, customer, consultant, partner, external collaborator, or service provider of the Company, or learned by you during the period of your affiliation with the Company.

                  (c) The Company will possess information created, discovered, or developed by, or otherwise become known to, the Company (including, without limitation, information created, discovered, developed, or made known to you during the Employment Term) or in which property rights have been or may be assigned or otherwise conveyed to the Company (whether or not the information has commercial value in the business in which the Company is or proposes to be engaged) and is treated by the Company as confidential. All this information is "Proprietary Information", which includes, but is not limited to, systems, processes, formulae, data, functional specifications, computer software, programs and displays, know-how, improvements, discoveries, inventions, developments, designs, techniques, marketing plans, strategies, forecasts, new and proposed products, unpublished financial statements, budgets, projections, licenses, prices, costs, and customer, external collaborator, partner, client, and supplier lists, and any and all intellectual properties. The foregoing, however, shall not cover information generally known in the industry or which hereafter become generally known in the industry.

         11.      Ownership of Proprietary Information and Inventions.
                  ---------------------------------------------------

                  (a) All Proprietary Information shall be the sole property of the Company and its assigns, and the Company and its assigns will be the sole owners of all inventions, patents, copyrights, trademarks, and other rights in connection therewith. You hereby assign to the Company any right you may have or acquire in such Proprietary Information. At all times, you will keep in strictest confidence and trust all Proprietary Information and you will not use or disclose any Proprietary Information without the written consent of the Company.

                  (b) If your employment with the Company is terminated for any reason, you will deliver to the Company all documents, notes, drawings, specifications, computer software, data, inventions, organisms, and other materials of any nature pertaining to any Proprietary Information, and will not take any of the foregoing, or any reproduction of any of the foregoing, that is embodied in any tangible medium of expression. This shall not limit you from retaining your personal phone directories and rolodexes.

                  (c) You will promptly disclose to the Company (or any persons designated by it) all discoveries, developments, designs, improvements, inventions, formulae, processes, techniques, computer software, strategies, know-how, and data, whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by you, either alone or jointly with others, during your employment by the Company, which result from carrying out your responsibilities to the Company, or result from the use of premises or property owned, leased, or contracted for by the Company (all such discoveries, developments, designs, improvements, inventions, formulae, processes, techniques, computer software, know-how, and data are referred to in this Agreement as Inventions). You will also promptly disclose to the Company, and the Company agrees to receive all such disclosures in confidence, all other discoveries, developments, designs, improvements, inventions, formulae, processes, techniques, computer software, strategies, know-how, and data, whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by you, either alone or jointly with others, during your employment by the Company for the purpose of determining whether they are Inventions, as that term is used in this Agreement. At all times during your employment by the Company you will use your reasonable business efforts to avoid conflicts of interest involving potential rights and claims of the Company and of third parties to Inventions, including those that might arise by virtue of your affiliation with a university or other medical institution concurrently with your employment by the Company and will take all action reasonably necessary and or desirable to minimize the probability of any such conflicts of interest and to maximize the likelihood that any Inventions made, conceived or developed or reduced to practice by you (alone or jointly with others) during your employment by the Company and which reasonably relate to the business of the Company will be and become the sole, unencumbered property of the Company, and no other third party (including, without limitation, any such university or other institution with whom you may also be affiliated) will have any rights thereto and that any such conflicts of interest be resolved in favor of the Company.

                  (d) All Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights, trademarks, and other rights in connection therewith. You hereby assign to the Company any rights you may have or acquire in such Inventions. You will assist the Company in every proper way as to all such Inventions (but at the Company's expense) to obtain and from time to time enforce patents, copyrights, trademarks, and other rights and protections on and enforcing such Inventions, as the Company may desire, together with any assignments thereof to the Company or persons designated by it. Your obligation to assist the Company in obtaining and enforcing patents, copyrights, trademarks, and other rights and protections relating to such Inventions in any and all countries shall continue beyond the Employment Term.

If the Company is unable, after reasonable effort, to secure your signature on any document or documents needed to apply for or prosecute any patent, copyright, or other right or protection relating to an Invention, for any other reason whatsoever, you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney-in-fact, to act for and on your behalf to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or similar protections thereon with the same legal force and effect as if executed by you and you hereby ratify, affirm, and approve all such lawfully permitted acts accordingly.

         12. Restricted Covenant. (a) You are aware that the services you perform for the Company are of a special, unique character. You also acknowledge your possession and future possession of Proprietary Information and the highly competitive nature of the business of the

Company. Accordingly, you agree that, for the consideration set forth in this Agreement, you will not, without the written permission of the Company pursuant to Board of Directors authorization, during your employment under this Agreement and for a period of six (6) months thereafter, (i) directly or indirectly engage or become interested or involved in any Competitive Business (as defined in paragraph (b)), whether such engagement, interest, or involvement shall be as an employer, officer, director, owner shareholder, employee, partner, consultant, or in any other capacity or relationship; provided, however, that this shall not preclude a passive investment of less than one (1%) of the stock of any publicly traded company; (ii) materially assist others in engaging in any Competitive Business in the manner described in the foregoing clause (i); or (iii) induce employees of the Company or its affiliates or subsidiaries to terminate their employment with the Company or its affiliates or subsidiaries or engage in any Competitive Business; provided, further, that this shall also not preclude you from providing investment banking services to or on behalf of an entity after your termination of employment that might otherwise be a Competitive Business so long as such services are to arrange a purchase, sale or other business combination for or with such entity or to arrange financing for such entity (including, without limitation, obtaining a bank loan for such entity or participating in the sale of the debt or equity securities of such entity).


                  You understand that this provision is not meant to prevent you from earning a living or fostering your career. It does intend, however, to prevent Competitive Businesses from gaining any unfair advantage from your knowledge of Proprietary Information. You understand that by making any other employer aware of this provision, that employer can take such action as to avoid your breach of this provision and to indemnify you in the event of a breach.

                  (b)      The term "Competitive Business" means and includes:

                  For the period commencing on the date of this Agreement and ending on the date of your termination of employment any business or activity that is substantially the same as any business or activity of the Company as conducted by the Company or any Related Entity during such period; and

                  (c) For the period thereafter, any business or activity described in paragraph (i) above to the extent that on the date of your termination of employment such business or activity represents at least 10% of the research and development budget of the Company for the fiscal year in which your termination occurs; provided, however, that any business or activity of the Company shall be deemed to have been conducted by the Company at the time of your termination of employment if the Company has undertaken steps to commence such business or activity prior to your termination of employment. If after your termination on account of your Permanent Disability or Involuntary Termination, you perform services that would violate this paragraph 12 (if such services were performed during the six (6) month period following your termination of employment), prior to a Change of Control, all amounts payable and benefits provided pursuant to paragraphs 5(a), 6 or 8 thereafter, if any, shall cease and be forfeited immediately, regardless of whether such service is performed before or after the expiration of six (6) months following your termination of employment unless you cease and desist from such violation within ten (10) days after your receipt of written notice of such violation from the Board of Directors.

         13. Litigation Support. Subject to your other commitments, following the Employment Term, you shall make yourself reasonably available to cooperate (but only truthfully) with the Company and provide information as to matters which you were personally involved, or have information on, while you were an officer of the Company and which are or become the subject of litigation or other dispute.

         14.      General Provisions.
                  ------------------

                  (a) Death. Should you die before receipt of any or all severance payments to which you became entitled under paragraph 8, then the balance of the payments to which you are entitled shall continue to paid in accordance with the terms hereof to the executors or administrators of your estate.

                  (b) General Creditor Status. The amounts to which you may become entitled hereunder shall be paid, when due, from the general assets of the Company, and no trust fund, escrow arrangements, or other segregated account shall be established as a funding vehicle for such payment. Accordingly, your right (or the right of the executors or administrators of your estate) to receive such benefits shall at all times be that of a general creditor of the Company and shall have no priority over the claims of other general creditors.

                  (c) Indemnification. During the Employment Term and thereafter, the Company shall indemnify you and hold you harmless to the fullest extent permitted by law against any judgments, fines, amounts paid in settlement and reasonable expenses (including reasonable attorneys' fees), and advance amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted by law, in connection with any claim, action or proceeding (whether civil or criminal) against you as a result of you serving as an officer or Director of the Company or in any capacity at the request of the Company in or with regard to any other entity, employee benefit plan or enterprise. This indemnification is in addition to and not in lieu of any other indemnification rights you may otherwise have.

                  (d) Remedies. Your obligations under paragraphs 11 or 12 of this Agreement will survive termination of your employment by the Company. You acknowledge that a remedy at law for any breach or threatened breach of such provisions would be inadequate and therefore agree that the Company may be entitled to injunctive relief, in addition to the remedy available under paragraph 12(c) hereof, and any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained in this subparagraph (d) will be construed as prohibiting the Company from pursuing any other remedies available for any such breach or threatened breach.

                  (e) Interpretation. This Agreement shall be interpreted under the laws of the State of New York without regard to conflict of law provisions.

                  (f) Notices. Any notice which a party is required or may desire to give under this Agreement will be given by personal delivery, air courier, or registered or certified mail, return receipt requested, addressed to you at the address of record with the Company and addressed to the Secretary of the Company at its principal office, or at such other place as either party may from time to time designate in writing given as aforesaid. The date of delivery of any notice or communication will be deemed to be (i) the date of delivery thereof, in the case of personal delivery; (ii) the day after the date when dispatched, in the case of air courier; and (iii) on the date of receipt, in the case of mailing.

                  (g) Waivers. If either party shall waive any breach of any provision of this Agreement, he or it will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

                  (h) Headings. The paragraph headings of this Agreement are for convenience only and will not be deemed to effect the meaning of the Agreement.

                  (i) Superseding. This Agreement supersedes all prior agreements between you and the Company relating to the subject of your personal services and severance benefits, including the letter agreement dated September 14, 1993, which is hereby terminated. The provisions of this Agreement may only be amended by written instrument signed by you and a member of the Board of Directors.


                  (j) No Guarantee of Employment or Service. Nothing in this Agreement is intended to provide you with any right to continue in the service of the Company for any period of specific duration, nor, except as specifically provided herein, to provide the Company with any right to require you to continue in the service of the Company.

                  (k) Amendment or Termination. This Agreement may not be amended or terminated orally, but only by a writing executed by the party to be charged.

                  (l) Assignment. None of the benefits to which you may become entitled hereunder may be assigned, transferred, pledged, or otherwise encumbered by you, and to the maximum extent permissible under law, such benefits will not be subject to the claims of your creditors or to levy, attachment, execution, or other legal process. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and permitted assigns and your executors and heirs, provided that the Company may not assign the Agreement except in connection with a sale of all or substantially all of its assets and then only if said acquiror assumes in a writing delivered to you the obligations of the Company hereunder.

                  (m) Costs of Collection. In the event either party collects any part or all of the payments provided for hereunder or otherwise successfully enforces the terms of this Agreement by or through a lawyer or lawyers, the losing party shall pay all costs of such collection or enforcement, including reasonable legal fees and other fees and expenses which the successful party may incur plus interest ("Costs"); provided, however, that the Company shall not be entitled to recover any Costs from you unless an arbitrator determines that your action to recover any payment or to enforce the terms of this Agreement was not grounded on a reasonable good faith interpretation of the Agreement or that the action was undertaken for the primary purpose of harassing the Company. Interest shall be calculated at the prime rate as announced from time to time by Citibank, N.A. on all or any part of any amount to be paid to you hereunder that is not paid when due. The prime rate for each calendar quarter shall be the prime rate in effect on the first day of the calendar quarter.

                  (n) Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in New York, New York, in accordance with the rules of the American Arbitration Association then in effect, and judgement may be entered on the arbitrators' award in any court having jurisdiction. The Company shall pay all costs of the American Arbitrator Association and the arbitrator. The decision upon arbitration shall be final and binding upon both you and the Company. Notwithstanding the foregoing, you shall be entitled to seek specific performance from a court of your right to be paid until the date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement and the Company shall have the right to obtain injunctive relief from a court pursuant to subparagraph (d) above.

         Please indicate your acceptance by signing the enclosed copy of this letter and returning it to the Company.

                                            Very truly yours,
                                            REGENERON PHARMACEUTICALS, INC.


                                             /s/ P. Roy Vagelos
                                            ---------------------------------

                                            Chairman of the Compensation
                                            Committee of the Board of Directors




AGREED TO AND ACCEPTED BY:

LEONARD S. SCHLEIFER, M.D., Ph.D.

Signature:    /s/ Leonard S. Schleifer
           --------------------------------
Dated:   February 12, 1998

                                   EXHIBIT A
                                   ---------

         Change of Control. For purposes of this Agreement, "Change of Control" shall be deemed to have occurred if:

(i) any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as used in Sections 13(d) and 14(d)thereof)) (which includes any "group" as defined in Section 13(d)(3) of the Exchange Act, other than a member of the Excluded Group (as hereinafter defined)), excluding the Company, any Related Entity, any employee benefit plan sponsored or maintained by the Company or any Related Entity (including any trustee of any such plan acting in his capacity as trustee), and any "group" (as defined in Section 13(d)(3) of the Exchange Act) of which you are a part (collectively, the "Excluded Group"), becomes the beneficial owner of shares of the Company having at least 33_% of the total number of votes that may be cast for the election of directors of the Company;

(ii) the shareholders of the Company approve any merger or other business combination of the Company, sale of all or substantially all of the Company's assets or combination of the foregoing transactions (a "Transaction"), other than (a) a Transaction involving only the Excluded Group, or (b) a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity (excluding for this purpose any shareholder owning directly or indirectly more than 10% of the shares of the other company involved in the Transaction); or

(iii) within any twenty-four (24) month period beginning on or after the date hereof, the persons who were directors of the Company immediately before the beginning of such period (the "Incumbent Directors") cease (for any reason other than death or disability) to constitute at least a majority of the Board of Directors or the board of directors of any successor to the Company, provided that, any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Board of Directors by, or on the recommendation of or with the approval of, at least two- thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of the foregoing unless such election, recommendation or approval was the result of any actual or threatened election contest of the type contemplated by Regulation 14a-11 promulgated under the Exchange Act or any successor provision. Notwithstanding the foregoing, no Change of Control of the Company shall be deemed to have occurred for purposes of this Agreement by reason of any actions or events in which you participate in a capacity other than your capacity as an executive or director of the Company.